CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Vanguard Whitehall Funds of our report dated December 20, 2024, relating to the financial statements and financial highlights of Vanguard Mid-Cap Growth Fund, which appears in Vanguard Whitehall Funds’ Certified Shareholder Report on Form N-CSR for the year ended October 31, 2024. We also consent to the references to us under the headings "Financial Statements", “Service Providers – Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

November 13, 2025

PricewaterhouseCoopers LLP, 2001 Market Street, Suite 1800,

Philadelphia, PA 19103 +1 (267) 330 3000

www.pwc.com